                                                                  Exhibit 11 (a)
                       EMONS TRANSPORTATION GROUP, INC.
                        EARNINGS PER SHARE CALCULATION


                                                                                                                     Fully
                                                                                         Primary                    Diluted
                                                                                           EPS                        EPS
                                                                                         -------                    -------
Three Months Ended September 30, 1995
-------------------------------------

    A.     Average number of common shares outstanding                                  5,675,075                  5,675,075
    B.     Average number of common share equivalents
               assuming conversion of options (calculated
               using the treasury method)                                                 399,452                    428,692
    C.     Average number of common share equivalents
               assuming conversion of convertible preferred stock                       1,551,358                  1,551,358
    D.     Total average common share and common share
               equivalents                                                              7,625,885                  7,655,125
    E.     Net earnings                                                              $    217,654               $    217,654
    F.     Preferred dividend requirements                                                 60,119                     60,119
    G.     Earnings (loss) applicable to common stock                                     157,535                    157,535
    H.     Earnings (loss) per share - no conversion (G/(A+B))                       $       0.03               $       0.03   (1)
    I.     Earnings (loss) per share - assuming conversion (E/D)                             0.03   (1)                 0.03   (1)




Three Months Ended September 30, 1994
-------------------------------------

    A.     Average number of common shares outstanding                                  5,689,506                  5,689,506
    B.     Average number of common share equivalents
               assuming conversion of options (calculated
               using the treasury method)                                                  93,430                    129,301
    C.     Average number of common share equivalents
               assuming conversion of convertible preferred stock                       1,554,305                  1,554,305
    D.     Total average common share and common share
               equivalents                                                              7,337,241                  7,373,112
    E.     Net earnings                                                              $    121,885               $    121,885
    F.     Preferred dividend requirements                                                 60,445                     60,445
    G.     Income applicable to common stock                                               61,440                     61,440
    H.     Income per share - no conversion (G/(A+B))                                $       0.01               $       0.01   (1)
    I.     Income per share - assuming conversion (E/D)                                      0.02   (1)                 0.02   (1)

                      (1)  Not material or anti-dilutive.